Prospectus Supplement No. 16	Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 1, 2007	File No. 333-142556
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated June 1, 2007, relating to offers and resales of up to 6,050,000 shares of our common stock, including 2,000,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-142556). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Quarterly Report on Form 10-Q for Fiscal Quarter Ended September 30, 2008
On November 19, 2008, we filed with the Securities and Exchange Commission a quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2008. The Form 10-Q, as filed (but without the exhibits filed with the Form 10-Q), is set forth below.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 19, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2008
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 333-123081

HEALTH BENEFITS DIRECT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	98-0438502 (I.R.S. Employer Identification No.)
150 North Radnor-Chester Rd.
Radnor Financial Center, Suite B101
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices) (Zip Code)
(484) 654-2200
(Registrant’s Telephone Number, Including Area Code)
     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☑ No ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☑
     As of November 14, 2008, there were 41,354,645 outstanding shares of common stock, par value $0.001 per share, of the registrant.

HEALTH BENEFITS DIRECT CORPORATION
Form 10-Q Quarterly Report
INDEX

PART I.
FINANCIAL INFORMATION
Item 1. Financial Statements
HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	September 30, 2008	December 31, 2007
	(Unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash	$2,329,206	$5,787,585
Accounts receivable, less allowance for doubtful accounts $0 and $59,106	1,167,669	1,720,014
Tax receivable	31,290	—
Deferred compensation advances	116,246	578,372
Prepaid expenses	241,848	182,087
Other current assets	10,444	22,285

Total current assets	3,896,703	8,290,343

Restricted cash	1,150,000	1,150,000
Property and equipment, net of accumulated depreciation $1,458,982 and $1,115,562	1,206,668	1,592,480
Intangibles, net of accumulated amortization $4,310,793 and $3,108,771	3,725,003	5,095,960
Other assets	185,514	165,871

Total assets	$10,163,888	$16,294,654

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$704,735	$1,483,064
Accrued expenses	1,375,049	1,406,641
Current portion of capital lease obligations	60,869	14,707
Sub-tenant security deposit	7,301	—
Due to related parties	—	28,500
Unearned commission advances	4,216,917	8,450,585
Deferred revenue	60,000	209,125
Income tax payable	—	157,288

Total current liabilities	6,424,871	11,749,910

LONG TERM LIABILITIES:
Capital lease obligations	167,597	44,241

Total long term liabilities	167,597	44,241

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.001 par value; 90,000,000 shares authorized; 41,354,645 and 34,951,384 shares issued and outstanding	41,354	34,951
Additional paid-in capital	43,335,620	36,868,409
Accumulated deficit	(39,805,554)	(32,402,857)

Total shareholders’ equity	3,571,420	4,500,503

Total liabilities and shareholders’ equity	$10,163,888	$16,294,654

(1)	Derived from audited financial statements.
See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$5,716,019	$5,048,139	$18,498,476	$14,704,547

Operating expenses:
Salaries, commission and related taxes	4,048,406	4,413,794	14,004,106	12,329,418
Lead, advertising and other marketing	838,298	2,177,789	3,907,796	5,973,442
Depreciation and amortization	628,221	518,098	1,951,651	1,631,182
Rent, utilities, telephone and communications	636,058	669,847	2,137,737	1,934,299
Professional fees	762,892	383,617	1,960,000	1,277,345
Loss on impairment of property and equipment	—	—	88,922	—
Loss on impairment of intangible asset	—	—	295,633	—
Other general and administrative	451,467	476,990	1,502,163	1,283,126

	7,365,342	8,640,135	25,848,008	24,428,812

Loss from operations	(1,649,323)	(3,591,996)	(7,349,532)	(9,724,265)

Other income (expense):
Loss on disposal of property and equipment	(92,374)	(2,592)	(92,374)	(2,592)
Interest income	14,384	107,317	67,119	279,964
Interest expense	(11,699)	(5,810)	(27,910)	(21,825)

Total other income (expense)	(89,689)	98,915	(53,165)	255,547

Net loss	$(1,739,012)	$(3,493,081)	$(7,402,697)	$(9,468,718)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.04)	$(0.10)	$(0.19)	$(0.29)

Weighted average common shares outstanding — basic and diluted	41,354,645	34,098,971	39,248,333	32,378,934

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR NINE MONTHS ENDED SEPTEMBER 30, 2008
(Unaudited)

	Common Stock, $.001
	Par Value				Total
	Number of		Additional	Accumulated	Shareholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balance — December 31, 2007	34,951,384	$34,951	$36,868,409	$(32,402,857)	$4,500,503
Common stock issued in private placement	6,250,000	6,250	4,923,512	—	4,929,762
Common stock issued to directors as compensation	174,010	174	167,814	—	167,988
Return of restricted stock from employees in payment of withholding tax	(20,749)	(21)	(27,368)	—	(27,389)
Amortization of deferred compensation	—	—	1,403,253	—	1,403,253
Net loss for the period	—	—	—	(7,402,697)	(7,402,697)

Balance — September 30, 2008	41,354,645	$41,354	$43,335,620	$(39,805,554)	$3,571,420

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(7,402,697)	$(9,468,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,951,651	1,631,182
Stock-based compensation and consulting	1,571,243	1,144,845
Loss on impairment of property and equipment	88,922	—
Loss on impairment of intangible assets	295,633	—
Loss on disposal of property and equipment	92,374	—
Provision for bad debt	63,851	(9,026)
Changes in assets and liabilities:
Accounts receivable	488,490	227,675
Tax receivable	(31,290)	—
Deferred compensation advances	462,126	(90,122)
Prepaid expenses	(59,761)	(131,428)
Other current assets	11,841	(11,398)
Other assets	(19,643)	(29,019)
Accounts payable	(778,329)	116,833
Accrued expenses	(56,592)	(83,224)
Sub-tenant security deposit	7,301	—
Due to related parties	(28,500)	(63,672)
Unearned commission advances	(4,233,668)	3,619,793
Deferred revenue	(149,125)	—
Income tax payable	(157,288)	—

Net cash used in operating activities	(7,883,461)	(3,146,279)

Cash Flows From Investing Activities:
Purchase of property and equipment	(409,352)	(451,147)
Proceeds from the sale of property and equipment	27,000	—
Purchase of intangible assets and capitalization of software development	(291,847)	(593,875)

Net cash used in investing activities	(674,199)	(1,045,022)

Cash Flows From Financing Activities:
Gross proceeds from capital leases	193,498	—
Payments on capital leases	(23,979)	—
Gross proceeds from sales of common stock	5,000,000	11,250,000
Gross proceeds from exercise of warrants	—	393,750
Placement and other fees paid in connection with offering	(70,238)	(895,240)

Net cash provided by financing activities	5,099,281	10,748,510

Net increase (decrease) in cash	(3,458,379)	6,557,209

Cash — beginning of the year	5,787,585	2,311,781

Cash — end of the period	$2,329,206	$8,868,990

Supplemental Disclosures of Cash Flow Information Cash payments for income taxes	$188,578	$—

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2007 and notes thereto and other pertinent information contained in Form 10-KSB of Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) as filed with the Securities and Exchange Commission (the “Commission”).
The consolidated financial statements of the Company include the Company and its subsidiaries. All material inter-company balances and transactions have been eliminated.
For purposes of comparability, certain prior period amounts have been reclassified to conform to the 2008 presentation.
The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results for the full fiscal year ending December 31, 2008.
Organization
Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) was formed in January 2004 for the purpose of acquiring, owning and operating businesses engaged in direct marketing and sale of health and life insurance products, primarily utilizing the Internet and our call center. The Company operates through two business segments, which are the Telesales Business Segment (“Telesales”) and the Atiam Business Segment (“Atiam”).
Telesales specializes in the sale of health and life insurance and related products to individuals and families. Telesales has developed proprietary technologies and processes to connect prospective insurance customers with Telesales’ agents and service personnel using an integrated on-line platform with call center follow up. Telesales employs licensed agents supported by tele-application, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. Telesales receives commission and other fees from the insurance companies on behalf of which it sells insurance products for the sale of such products.
Atiam is a provider of comprehensive, web-based insurance administration software applications. Atiam’s flagship software product is InsPro, which was introduced in 2004. InsPro incorporates a modular design, which enables the customer to purchase only the functionality needed. Atiam’s clients include insurance carriers and third party administrators. Atiam realizes revenue from the sale of software licenses, application service provider fees, software maintenance fees and consulting and implementation services. See Note 3 — Atiam Acquisition and Note 12 — Segment Information.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets, revenue recognition and deferred compensation advances to employees.
Cash and cash equivalents
The Company considers all liquid debt instruments with original matuirities of 3 months or less to be cash equivalents.
Restricted cash
The Company considers all cash and cash equivalents held in restricted accounts pertaining to the Company’s letters of credit as restricted cash.
Accounts receivable
The Company has a policy of establishing an allowance for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At September 30, 2008, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $0.
Accounts receivable from the Company’s largest Atiam client as measured by receivable balance accounted for 26% of the Company’s total accounts receivable balance at September 30, 2008. Accounts receivable from the Company’s largest insurance carrier as measured by earned revenue accounted for 24% of the Company’s total accounts receivable balance at September 30, 2008.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fair value of financial instruments
The carrying amounts of financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and capital leases approximated fair value as of September 30, 2008 and December 31, 2007, because of the relatively short-term maturity of these instruments and their market interest rates.
Property and equipment
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Intangible assets
Intangible assets consist of assets acquired in connection with the acquisitions of Insurance Specialist Group, Inc. (“ISG”) and Atiam, costs incurred in connection with the development of the Company’s software and website and the purchase of internet domain names. See Note 3 — ISG Acquisition, Note 3 — Atiam Acquisition and Note 5 — Intangible Assets.
The Company’s Telesales segment capitalized certain costs valued in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These costs, which consist of direct technology labor costs, are capitalized and amortized using the straight-line method over expected useful lives. Costs that the Company has incurred in connection with developing the Company’s websites and purchasing domain names are capitalized and amortized using the straight-line method over an expected useful life.
Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company’s Atiam segment capitalized certain costs valued in connection with developing or obtaining software for external use in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. These costs, which consist of direct technology labor costs, are capitalized subsequent to the establishment of technological feasibility and until the product is available for general release. Both prior and subsequent costs relating to the establishment of technological feasibility are expensed as incurred. Development costs associated with product enhancements that extend the original product’s life or significantly improve the original product’s marketability are also capitalized once technological feasibility has been established. Software development costs are amortized on a straight-line basis over the estimated useful lives of the products not to exceed two years, beginning with the initial release to customers. The Company continually evaluates whether events or circumstances have occurred that indicate the remaining useful life of the capitalized software development costs should be revised or the remaining balance of such assets may not be recoverable. The Company evaluates the recoverability of capitalized software based on the net realizable value of its software products, as defined by the estimated future revenue from the products less the estimated future costs of completing and disposing of the products, compared to the unamortized capitalized costs of the products. As of September 30, 2008, management believes no revisions to the remaining useful life or additional write-downs of capitalized software development costs are required because the net realizable value of its software products exceeds the unamortized capitalized costs. Management’s estimates about future revenue and costs associated with its software products are subject to risks and uncertainties related to, among other things, market and industry conditions, technological changes, and regulatory factors. A change in estimates could result in an impairment charge related to capitalized software costs.
Impairment of long-lived assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.
Effective June 30, 2007, the Company executed a software license agreement with Atiam Technologies L.P., which granted the Company a non-exclusive perpetual and irrevocable license to use certain modules of Atiam’s policy insurance software, InsPro, for internal use in Telesales. As of March 31, 2008, we determined that the portion of license fee paid for the commission module, together with capitalized costs incurred to implement the commission module, was impaired as a result of the absence of definitive plans to implement this module for internal use in Telesales. The Company recorded a $295,633 expense in the 2008 to write-off the value of this asset.
During the first quarter of 2008, the Company closed its sales office located in New York. As of March 31, 2008, the Company determined that all furniture and lease-hold improvements located at the New York sales office were impaired as a result of the office closure. The Company recorded $88,922 expense to write-down the value of these assets to their net realizable value. During the third quarter of 2008 the Company sold all furniture and equipment located at the New York office and realized a loss of $92,374.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Income taxes
The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Loss per common share
In accordance with SFAS No. 128 “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at September 30, 2008 include the following:

Options	5,026,500
Warrants	17,524,186

22,550,686

Revenue recognition
We follow the guidance of the Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.
Telesales segment revenue recognition
Our Telesales business segment generates revenue primarily from the receipt of commissions paid to the Company by insurance companies based upon the insurance policies sold to consumers by the Company. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue primarily from the sale of health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. Insurance premium commission revenues are recognized pro-rata over the terms of the policies. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company or with respect to certain types of products. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The length of time between when we submit a consumer’s application for insurance to an insurance company and when we recognize revenue varies. The type of insurance product, the insurance company’s premium billing and collection process, and the insurance company’s underwriting backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which are influenced by many factors not under our control, create fluctuations in our operating results and could affect our business, operating results and financial condition.
The Company receives bonuses based upon individual criteria set by insurance companies, which vary over time and generally do not extend beyond the current calendar year. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us.
The Company receives fees for the placement and issuance of insurance policies that are in addition to, and separate from, any sales commissions paid by insurance companies. As these policy fees are not refundable and the Company has no continuing obligation, all such revenues are recognized on the effective date of the policies or, in certain cases, the billing date, whichever is later.
The Company also generates revenue from the sale of leads to third parties. Such revenues are recognized when the Company delivers the leads and bills the purchaser of the leads.
Atiam segment revenue recognition
The Company’s Atiam business segment offers InsPro on a licensed and an application service provider (“ASP”) basis. An InsPro software license entitles the purchaser a perpetual license to a copy of the InsPro software installed at a single client location. Alternatively, ASP hosting service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access InsPro installed on Atiam owned servers located at Atiam’s offices or at a third party’s site.
Software maintenance fees apply to both licensed and ASP clients. Maintenance fees cover periodic updates to the application and the InsPro help desk.
Consulting and implementation services are generally associated with the implementation of an InsPro instance for either an ASP or licensed client, and cover such activity as InsPro installation, configuration, modification of InsPro functionality, client insurance plan set-up, client insurance document design and system documentation.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The Company recognizes revenues in accordance with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. The Company considers fees relating to arrangements with payment terms extending beyond one year to not be fixed or determinable and revenue for these arrangements is recognized as payments become due from the customer. In software arrangements that include more than one InsPro module, the Company allocates the total arrangement fee among the modules based on the relative fair value of each of the modules.
License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed.
The unearned portion of Atiam’s revenue, which is revenue collected or billed but not yet recognized as earned, has been included in the consolidated balance sheet as a liability for deferred revenue.
Deferred compensation advances
The Company regularly advances commissions to sales employees, which are accounted for as deferred compensation advances. If the Company does not ultimately receive its revenue pertaining to the underlying product sales for which the Company has advanced commissions, the Company deducts such advanced commissions from the employee’s current or future commissions. Deferred compensation advances are charged to expense when earned by the employee, which approximates the Company’s recognition of earned revenue for the underlying product sales. The recoverability of deferred compensation advances is periodically reviewed by management and is net of management’s estimate for uncollectability. Management believes deferred compensation advances as reported are fully realizable.
Lead, advertising and other marketing expense
Lead expenses, which are costs incurred in Telesales, are paid referrals from third-party lead aggregators of individuals who have expressed an interest in purchasing insurance products. Advertising expense pertains to direct response advertising. Other marketing consists of professional marketing services. Lead, advertising and other marketing are expensed as incurred.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Concentrations of credit risk
The Company maintains its cash and restricted cash in bank deposit accounts, which, at times, exceed the federally insured limits of $100,000 per account as of September 30, 2008. At September 30, 2008, the Company had approximately $3,179,000 in United States bank deposits, which exceeded federally insured limits. Effective October 3, 2008 through December 31, 2009, federally insured limits have been increased from $100,000 to $250,000 per account. The Company has not experienced any losses in such accounts through September 30, 2008.
During the nine months ended September 30, 2008, approximately 38% and 16% of the Company’s revenue was earned from each of the Company’s two largest insurance carriers. Management believes that comparable carriers and products are available should the need arise. However, a termination of any of the Company’s agreements with any of these carriers could result in the loss or reduction of future sales, and, in certain cases, future commissions for pre-termination sales.
Stock-based compensation
The Company follows the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) requires stock based compensation transactions be accounted for using a fair-value-based method. Under the modified prospective method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied.
Non-employee stock based compensation
The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).
Registration rights agreements
The Company has adopted View C of EITF 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject” to EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock” (“EITF 05-4”). Accordingly, the Company classifies as liability instruments the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the Commission within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
At September 30, 2008, the Company does not believe that it is probable that the Company will incur a penalty in connection with the registration rights agreement, which we entered into on March 31, 2008 in connection with the 2008 private placement. Accordingly no liability was recorded as of September 30, 2008.
Recent accounting pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company believes that the adoption of SFAS No. 159 will not have a material effect on the Company’s financial statements.
In December 2007 FASB issued FAS 141(R) “Business Combinations” (“FAS 141 (R)”) and FAS 160 “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). These statements are effective for fiscal years, and interim periods within those fiscal years in case of FAS 160, beginning on or after December 15, 2008. Earlier adoption is prohibited. Together these statements revise the accounting rules with respect to accounting for business combinations. Specifically, the objective of FAS 141(R) is to improve the relevance, representational faithfulness and comparability of the information that the reporting entity provides in its financial reports about a business combination and its effects. This statement thus establishes principles and requirements for how the acquirer:
•	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree;

•	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and

•	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.
The objective of FAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require:
•	The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

•	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
•	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. A parent’s ownership interest in a subsidiary changes if the parent purchases additional ownership interests in its subsidiary or if the parent sells some of its ownership interests in its subsidiary. It also changes if the subsidiary reacquires some of its ownership interests or the subsidiary issues additional ownership interests. All of those transactions are economically similar, and this Statement requires that they be accounted for similarly, as equity transactions.

•	When a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment.

•	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.
Together these statements are not currently expected to have a significant impact on the Company’s consolidated financial statements. A significant impact may however be realized on any future acquisition(s) by the Company. The amounts of such impact cannot be currently determined and will depend on the nature and terms of such future acquisition(s), if any.
In March 2008, the FASB issued FASB No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands the disclosure requirements of FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities,” with the intent to provide users of financial statements with an enhanced understanding of; how and why an entity sues derivative instruments, how the derivative instruments and the related hedged items are accounted for and how the related hedged items affect an entity’s financial position, performance and cash flows. This statement is effective for financial statements for fiscal years and interim periods beginning after November 15, 2008. Management believes this statement will have no impact on the consolidated financial statements of the Company once adopted.
In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. Any effect of applying the provisions of SFAS 162 shall be reported as a change in accounting principle in accordance with SFAS 154, Accounting Changes and Error Corrections. SFAS 162 is effective 60 days following approval by the Securities and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Management does not anticipate that the adoption of SFAS 162 will have a material impact on the Company’s consolidated financial statements.
In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in earnings allocation in computing earnings per share under the two-class method. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and retrospective application is required for all periods presented. The Company is currently evaluating the effect of the implementation of FSP 03-6-1, but does not believe that it will have a material impact on the calculation of earnings per share.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 1 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
In October 2008 the FASB issued FASB Staff Position SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP”). This FSP clarifies the application of SFAS No. 157 in an inactive market and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective October 10, 2008 and must be applied to prior periods for which financial statements have not been issued. The application of this FSP did not have a material impact to our consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 2 — ISG ACQUISITION
On April 3, 2006, the Company entered into a merger agreement (the “ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), ISG, and Ivan M. Spinner pursuant to which, among other things, Merger Sub merged with and into ISG (the “ISG Merger”). As consideration for the ISG Merger, the Company made a cash payment of $920,000 and issued 1,000,000 shares of its common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. The ISG merger was completed on April 4, 2006.
The Company accounted for the acquisition of ISG using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. The Company’s purchase price for ISG in the aggregate was $5,154,329 and consisted of the following:

Cash payment to seller	$1,135,000
Fair value of common stock issued to seller	3,310,806
Discounted value of future fixed payments of employment agreement	225,212
Fair value of stock option issued to seller	425,381
Estimated direct transaction fees and expenses	57,930

Estimated purchase price	$5,154,329

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 2 — ISG ACQUISITION (continued)
The following table summarizes the estimated fair values of ISG’s assets acquired and liabilities assumed at the date of acquisition.

Cash	$111,024
Accounts receivable	210,889
Deferred compensation advances	256,775
Prepaid expenses and other assets	957
Property and equipment, net	600
Intangible assets	4,964,330
Accrued expenses	(164,549)
Unearned commission advances	(225,697)

$5,154,329

Intangible assets acquired from ISG were assigned the following values: value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value; value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value; and value of an employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over the contractual period, which is a weighted average expected useful life of 3.1 years. Intangible assets acquired from ISG had the following unamortized values as of September 30, 2008: value of purchased commission override revenue of $262,295; value of acquired carrier contracts and agent relationships of $1,188,722; and value of an employment and non-compete agreement acquired of $127,615.
Note 3 — ACQUISITION OF ATIAM
On October 1, 2007, HBDC Acquisition, LLC (“HBDC Sub”), a Delaware limited liability company and wholly-owned subsidiary of the Company, entered into an Agreement to Transfer Partnership Interests (the “Bilenia Agreement”) with the former partners (the “Bilenia Partners”) of BileniaTech, L.P., a Delaware limited partnership (“Bilenia”), whereby HBDC Sub purchased all of the outstanding general and limited partnership interests of Atiam Technologies, L.P., a Delaware limited partnership, owned by the Bilenia Partners. Bilenia owned approximately 40% of Atiam Technologies, L.P. The execution of the Bilenia Agreement and the transfer of the Atiam partnership interests to HBDC Sub there under were conditions precedent to the closing of the Merger Agreement (as defined below) on October 1, 2007 (the “Closing Date”).
The aggregate amount paid by HBDC Sub to the Bilenia Partners for the Atiam partnership interests under the Bilenia Agreement was $1,000,000, consisting of $500,000 in cash and 224,216 shares of the Company’s common stock, which shares had an aggregate value of $500,000 based on the average closing price per share ($2.23) of Company Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
Note 3 — ACQUISITION OF ATIAM
On September 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Atiam Merger Agreement”) by and among the Company, HBDC, System Consulting Associates, Inc., a Pennsylvania corporation (“SCA”), and the shareholders of SCA party thereto (the “Shareholders”). SCA owned approximately 60% of Atiam Technologies, L.P. The Company and SCA closed on the Merger on October 1, 2007.
The Atiam Merger Agreement provided for a business combination whereby SCA would be merged with and into HBDC Sub, with HBDC Sub continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Atiam Merger”). The aggregate amount paid by the Company with respect to all outstanding shares of capital stock of SCA (such amount, the “Atiam Merger Consideration”) was $2,000,000, consisting of (a) $850,000 in cash and (b) 515,697 unregistered shares of the Company’s common stock, which number of shares had a value of $1,150,000 based on the average closing price per share ($2.23) of Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the closing date. Upon the effectiveness of the Atiam Merger, each share of SCA Common Stock issued and outstanding immediately prior to the closing date was converted into the right to receive a pro rata portion of the Merger Consideration. The Company placed certificates representing 134,529 shares, or an amount equal to $300,000, of the Company’s common stock that otherwise would be payable to the Shareholders as Atiam Merger Consideration into an escrow account, which shares will be held in escrow for a period of one year to satisfy any indemnification claims by the Company or HBDC Sub under the Atiam Merger Agreement.
Through October 1, 2007, SCA operated through Atiam Technologies, L.P. Subsequent to October 1, 2007, SCA was merged into HBDC Sub, which was subsequently renamed Atiam Technologies LLC and operates as the Company’s Atiam business. The results of our Atiam business segment have been included in the Company’s statement of operations as of October 1, 2007. The Company’s Atiam business segment is a provider of comprehensive, web-based insurance administration software applications that support individual insurance products.
The Company accounted for the acquisition of Atiam using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Our preliminary calculation for the consideration paid for Atiam in connection with the Bilenia Agreement and the Atiam Merger Agreement in the aggregate was $3,080,744 and consisted of the following:

Cash payments to sellers	$1,350,000
Fair value of common stock issued to sellers	1,650,006
Estimated direct transaction fees and expenses	80,738

Estimated purchase price	$3,080,744

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
Note 3 — ACQUISITION OF ATIAM (continued)
We estimated the fair values of Atiam’s assets acquired and liabilities assumed at the date of acquisition as follows:

Cash	$608,534
Accounts receivable	643,017
Prepaid expenses & other assets	22,623
Property and equipment, net	158,819
Other assets	3,401
Intangible assets	2,097,672
Accounts payable	(34,278)
Accrued expenses	(122,675)
Income taxes payable	(157,288)
Deferred revenue	(120,000)
Long and short term capital lease obligations	(19,081)

$3,080,744

Intangible assets acquired from Atiam were assigned the following values: value of client contracts and relationships other than license with an assigned value of $1,089,223 amortized straight line over five years; value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years; and employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years. Intangible assets acquired from Atiam had the following unamortized values as of September 30, 2008: value of client contracts and relationships other than license of $871,377; value of purchased software for sale and licensing value of $515,377; and employment and non-compete agreements acquired of $242,655.
The estimated purchase price, estimated purchase price allocation and estimated useful lives of intangible assets acquired are preliminary and the final purchase accounting adjustments may differ from aforementioned.
The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisition of Atiam occurred at January 1, 2007.

For the Nine
Months Ended
September 30,
2007

Revenues, net	$17,704,858
Net loss	(9,357,532)
Net loss per common share — basic and diluted	$(0.28)

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
Note 3 — ACQUISITION OF ATIAM (continued)
In connection with the Atiam acquisition, Atiam entered into three-year employment agreements with four key employees of Atiam effective October 1, 2007. These employment agreements provide that these four key employees will be compensated at an aggregate annual base salary of $700,000 with bonus compensation at the discretion of the Company’s board. These agreements may be terminated by the Company for “cause” (as such term is defined in the agreements) and without “cause” upon 30 days notice. These agreements may be terminated by the Company without “cause”, in which case the terminated employee will be entitled to their base salary for a period ranging from 6 to 12 months. These agreements also contain non-competition and non-solicitation provisions for the duration of the agreements plus a period ranging from 6 to 12 months after termination of employment.
NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	Useful Life	At September 30,	At December 31,
	(Years)	2008	2007
Computer equipment and software	3	$1,282,878	$967,347
Phone equipment and software	3	726,535	726,535
Office equipment	4.6	57,066	89,485
Office furniture and fixtures	6.7	388,934	575,450
Leasehold improvements	9.8	210,237	349,225

		2,665,650	2,708,042
Less accumulated depreciation		(1,458,982)	(1,115,562)

		$1,206,668	$1,592,480

For the three months ended September 30, 2008 and 2007, depreciation expense was $174,597 and $152,608, respectively. For the nine months ended September 30, 2008 and 2007, depreciation expense was $584,482 and $438,417, respectively.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 5 — INTANGIBLE ASSETS
Intangible assets consisted of the following:

	Useful Life
	(Years)	At September 30,	At December 31,
	Weighted average	2008	2007
ISG intangible assets acquired	4.7	$4,964,337	$4,964,338
Atiam intangible assets acquired	4.7	2,097,672	2,097,672
Software development costs for internal use	2.6	638,291	981,521
Software development costs for external marketing	2.0	174,296	—
Internet domain	3.0	161,200	161,200
(www.healthbenefitsdirect.com)

		8,035,796	8,204,731
Less: accumulated amortization		(4,310,793)	(3,108,771)

		$3,725,003	$5,095,960

For the three months ended September 30, 2008 and 2007, amortization expense was $453,624 and $365,490, respectively. For the nine months ended September 30, 2008 and 2007, amortization expense was $1,367,169 and $1,192,765 respectively.
Amortization expense subsequent to the period ended September 30, 2008 is as follows:

2008	$441,518
2009	1,541,531
2010	1,028,646
2011	453,258
2012	260,050

$3,725,003

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 6 — UNEARNED COMMISSION ADVANCES
The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. These advance agreements represent a material source of cash to fund the Company’s operations. Unearned commission advances are recognized as commission revenue after we receive notice that the insurance company has received payment of the related premium. In the event that the insurance company does not receive payment of the related premium pertaining to a commission advance the insurance company generally deducts the unearned commission advance from its commission payments to the Company. The Company’s advance agreement with its largest insurance carrier is contractually limited to a maximum of $9,000,000, can be terminated by either party at any time, and in the event of termination the Company’s outstanding advance balance (including interest, if any) can be called by the insurance carrier with seven days written notice. As of September 30, 2008 the Company’s outstanding advance balance with this carrier was $3,427,075. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of September 30, 2008 the Company’s outstanding advance balance with this carrier was $388,793. During the third quarter of 2007, the Company began receiving advances of first year premium commissions before the commissions are earned from its third largest insurance carrier. Effective October 1, 2008 this carrier amended its commission advance agreement with the Company whereby the Company will receive advances on policies issued and effective on or after October 1, 2008. However, the insurance carrier will deduct the unearned commission advance balance as of September 30, 2008, which was $243,462, from its commission payments to the Company during the fourth quarter of 2008.
NOTE 7 — RELATED PARTY TRANSACTIONS
On March 30, 2007, the Company’s Co-Chairman and former CEO, Alvin H. Clemens, participated in a private placement along with other accredited and institutional investors wherein he purchased 1,000,000 shares of the Company’s Common Stock and a warrant to purchase 500,000 shares of the Company’s Common Stock for a total purchase price of $2,225,000. See Note 8 — Shareholders’ Equity.
As of December 31, 2007, the Company recorded $28,500 due to related parties, which consisted of the following:
•	Keystone Equities Group, L.P provided the Company investment advisory services in 2007 at a cost of $53,572. John Harrison, a director of the Company, is associated with Keystone Equities Group, L.P. The Company paid Keystone Equities Group, L.P $28,572 in 2007, recorded a related party liability of $25,000 as of December 31, 2007, which was subsequently paid in 2008.

•	SendTec, Inc. (“SendTec”) provided certain marketing and advertising services in 2007 at a cost of $14,950. Paul Soltoff, a director of the Company, is the Chief Executive Officer of SendTec. The Company paid SendTec $32,741 in 2007 and recorded a related party liability of $3,500 as of December 31, 2007, which was subsequently paid in 2008.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY
Common Stock
2007
On February 15, 2007, the Company granted 125,000 restricted shares of Common Stock to each of Charles A. Eissa, the Company’s President, and Ivan M. Spinner, the Company’s former Senior Vice President, in accordance with the terms of the Plan. The shares granted to Messrs. Eissa and Spinner were valued at $3.00 per share and vest as follows: 50,000 shares on February 15, 2008; 50,000 additional shares on February 15, 2009; 2,083 shares per month on the 15th day of each month thereafter beginning on March 15, 2009 through January 15, 2010; and 2,087 shares on February 15, 2010.
On March 30, 2007, the Company entered into Securities Purchase Agreements (“Purchase Agreements”) and completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of its Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of its Common Stock. Pursuant to the Purchase Agreements, the Company sold investment units (each, a “2007 Unit”) in the 2007 Private Placement at a per Unit purchase price equal to $2.25. Each 2007 Unit sold in the 2007 Private Placement consisted of one share of Common Stock and a Warrant to purchase one-half (1/2) of one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment (“2007 Warrant”). The gross proceeds from the 2007 Private Placement were $11,250,000. Alvin H. Clemens purchased 1,000,000 2007 Units in the 2007 Private Placement.
In connection with the 2007 Private Placement, the Company paid the placement agents an aggregate placement fee equal of $787,500 plus the reimbursement of certain expenses in the amount of $42,500. The Company also issued to the placement agents Warrants (the “Placement Agent Warrants”) to purchase in the aggregate 350,000 shares of the Company’s Common Stock with an exercise price of $2.80 and exercisable from September 30, 2007 through March 30, 2010. The Company also incurred legal and other expenses in the amount of $65,240 in connection with the 2007 private placement.
On March 30, 2007 we recorded the issuance of the Units, amounts receivable from private placement escrow agent of $4,165,000, which represents $4,995,000 gross proceeds net of placement agents’ fees and expenses of $830,000, and amounts payable to private placement investor of $562,500. On April 2, 2007 we received the amounts receivable from private placement escrow agent and we paid the amounts payable to private placement investor.
The Purchase Agreement also provides a customary participation right, subject to exceptions and limitations, which provides for a designated investor to be able to participate in future financings for capital raising purposes occurring within two years of March 30, 2007 at a level based on such investor’s ownership percentage of the Company on a fully-diluted basis prior to such financing.
On October 1, 2007 the Company issued 739,913 shares of its Common Stock in connection with the Company’s acquisition of Atiam. See Note 3 —Acquisition of Atiam.
On December 15, 2007 the Company issued 75,000 unrestricted shares of its Common Stock to certain Directors of the Company in accordance with the Company’s Non Employee Director Compensation Plan, which were valued at $161,250 based on the $2.15 closing price of our Common Stock on the OTCBB on December 14, 2007.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY (continued)
2008
On January 3, 2008, the Company issued 75,000 shares of unrestricted Common Stock to certain directors in accordance with the Company’s Non Employee Director Compensation Plan, which was valued in aggregate at $129,000 based on the closing price per share ($1.72) of Common Stock on the Over the Counter Bulletin Board (“OTCBB”) on January 3, 2008.
On February 15, 2008, Mr. Eissa and Mr. Spinner returned to the Company in aggregate 20,749 shares of the 100,000 shares of the Company’s Common Stock that vested to them on this date as consideration for the Company paying their estimated tax liabilities pursuant to the terms of their February 15, 2007 restricted stock grants. The shares were valued at $1.32 per share based on closing price of our Common Stock on the OTCBB on February 15, 2008.
On March 31, 2008, the Company entered into Securities Purchase Agreements (the “2008 Purchase Agreements”) with certain institutional and individual accredited investors (collectively, the “2008 Investors”) and completed a private placement (the “2008 Private Placement”) of an aggregate of 6,250,000 shares of our Common Stock and warrants to purchase 6,250,000 shares of our Common Stock. Pursuant to the 2008 Purchase Agreement we sold investment units (each, a “2008 Unit”) at a per Unit purchase price equal to $0.80. Each 2008 Unit sold in the 2008 Private Placement consisted of one share of Common Stock and a Warrant to purchase one share of Common Stock at an initial exercise price of $0.80 per share, subject to adjustment (the “2008 Warrant”). The gross proceeds from the 2008 Private Placement were $5,000,000 and we incurred $70,238 of legal and other expenses in connection with the 2008 Private Placement.
On April 1, 2008, the Company issued 99,010 restricted shares of its Common Stock to Mr. Edmond Walters upon the effective date of his becoming a Director of the Company in accordance with the Company’s Non Employee Director Compensation Plan and the Company’s 2006 Omnibus Equity Compensation Plan. Mr. Walters was granted shares valued at $100,000 in aggregate based on the $1.01 closing price of our Common Stock on the OTCBB on April 1, 2008, and will vest as follows: 33,003 shares on April 1, 2008; 33,003 additional shares on April 1, 2009; 33,004 shares on April 1, 2010. Pursuant to the Company’s 2006 Omnibus Equity Compensation Plan Mr. Walters has voting, dividend and distribution rights pertaining to his unvested shares but he is restricted from selling or otherwise disposing of his restricted shares until vesting occurs.
Stock Options
On March 31, 2008, the board of directors of the Company adopted the Company’s 2008 Equity Compensation Plan, which plan is not subject to Shareholder approval. An aggregate of 1,000,000 shares of the Company’s common stock have been reserved for issuance under the 2008 Equity Compensation Plan in addition to any authorized and unissued shares of common stock available for issuance under the Company’s 2006 Omnibus Equity Compensation Plan. The purpose of the Plan is to provide a comprehensive compensation program to attract and retain qualified individuals to serve as directors. The Company is authorized to award cash fees and issue non-qualified stock options under the Plan. The Plan is administered by the Company’s board of directors or the compensation committee established by the board. As of September 30, 2008 there were no options granted under the 2008 Equity Compensation Plan.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY (continued)
On March 31, 2008, the Board approved the grant of 550,000 incentive stock options to Alvin H. Clemens, the Company’s former Chief Executive Officer and current Co-Chairman, under the Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, in consideration of Mr. Clemens’ resignation as Chief Executive Officer and the termination of his existing Amended and Restated Employment Agreement, effective on April 1, 2008. This option has a term of ten years, an exercise per share of $1.01 and will vest as follows: 300,000 shares on April 1, 2008; 20,833 on the first calendar day of each month from May 1, 2008 through March 1, 2009 and 20,837 shares on April 1, 2009. The Company recorded the entire fair value of this option as compensation expense as of June 30, 2008.
Also during 2008, the Company issued options granted under the 2006 Omnibus Equity Compensation Plan to purchase 20,000 shares of Common Stock to employees at a weighted average option exercise price of $0.92. These options will vest one third on the first anniversary and an additional one third on each anniversary thereafter.
During 2008, 375,500 options granted under the 2006 Omnibus Equity Compensation Plan were forfeited as a result of the resignation of a director and the termination of the employment of various employees in accordance with the terms of the stock options.
The Company recorded in salaries, commission and related taxes $1,571,243 and $1,144,845 pertaining to director and employee stock options, restricted and unrestricted stock grants in the nine months ended September 30, 2008 and 2007, respectively.
A summary of the Company’s outstanding stock options as of and for the nine months ended September 30, 2008 and for the year ended December 31, 2007 are as follows:

	Number	Weighted
	Of Shares	Average	Weighted
	Underlying	Exercise	Average
	Options	Price	Fair Value
Outstanding at December 31, 2007	4,832,000	$2.23	$0.89
For the period ended September 30, 2008
Granted	570,000	1.01	0.57
Exercised	—	—	—
Forfeited	375,500	3.28	1.90

Outstanding at September 30, 2008	5,026,500	2.02	0.78

Outstanding and exercisable at September 30, 2008	4,508,131	$1.97	$0.64

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY (continued)
The weighted average fair value of option grants are estimated as of the date of grant using the Black-Scholes option-pricing model based on the following assumptions for options granted during the three months ended September 30, 2008:

Expected volatility	67%
Risk-free interest rate	1.42%
Expected life in years	5
Assumed dividend yield	0%
The following information applies to options outstanding at September 30, 2008:

Options Outstanding				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number of Shares	Contractual	Exercise		Exercise
Price	Underlying Options	Life	Price	Number Exercisable	Price

$0.78	10,000	4.8	$0.78	—	$—
1.00	1,550,000	7.4	1.00	1,550,000	1.00
1.01	550,000	9.8	1.01	404,165	1.01
1.05	10,000	3.7	1.05	—	—
2.13	15,000	4.4	2.13	—	—
2.30	5,000	4.1	2.30	—	—
2.50	1,689,500	4.0	2.50	1,655,231	2.50
2.55	25,000	3.0	2.55	8,250	2.55
2.62	20,000	3.5	2.62	6,600	2.62
2.70	475,000	2.8	2.70	441,500	2.70
2.95	45,000	2.8	2.95	29,700	2.95
3.00	82,000	3.9	3.00	27,060	3.00
3.50	150,000	7.8	3.50	90,625	3.50
$3.60	400,000	2.8	$3.60	295,000	$3.60

	5,026,500			4,508,131

As of September 30, 2008, there were 6,000,000 shares of our common stock authorized to be issued under the 2006 Omnibus Equity Compensation Plan of which 159,490 shares of our common stock remain available for future stock option grants.
The total intrinsic value of stock options granted during the nine months ended September 30, 2008 was $323,147. The total intrinsic value of stock options outstanding and exercisable as of September 30, 2008 was $3,930,615 and $2,875,998 respectively.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY (continued)
Common Stock warrants
On March 31, 2008, in connection with the 2008 Private Placement the Company issued warrants to purchase 6,250,000 shares of its Common Stock at an exercise price of $0.80 per share to the participating investors in the 2008 Private Placement. The 2008 Warrants provide that the holder thereof shall have the right, at any time after March 31, 2008 but prior to the earlier of (i) ten business days’ after the Company has properly provided written notice to all such holders of a 2008 Call Event (as defined below) or (ii) the fifth anniversary of the date of issuance of the 2008 Warrant, to acquire shares of Common Stock upon the payment of $0.80 per Warrant Share (the “2008 Exercise Price”). The Company also has the right, at any point after which the volume weighted average trading price per share of the Common Stock for a minimum of 20 consecutive trading days is equal to at least two times the 2008 Exercise Price per share, provided that certain other conditions have been satisfied to call the outstanding 2008 Warrants (a “2008 Call Event”), in which case such 2008 Warrants will expire if not exercised within ten business days thereafter. The 2008 Warrants also include full ratchet anti-dilution adjustment provisions for issuances of Common Stock or Common Stock equivalents below $0.80 during the first two years following the date of issuance of the Warrants.
Effective March 31, 2008, in connection with the 2008 Private Placement the Company adjusted the 2007 Warrants pursuant to the weighted average anti-dilution adjustment provisions of the 2007 Warrants. The exercise price of the 2007 Warrants was adjusted from $3.00 to $2.48 and the number of issued, exercisable and outstanding 2007 Warrants was adjusted from 2,500,000 to 3,024,186.
A summary of the status of the Company’s outstanding stock warrants granted as of September 30, 2008 and changes during the period is as follows:

		Weighted
	Common	Average
	Stock	Exercise
	Warrants	Price

Outstanding at December 31, 2007	10,750,000	$1.89

For the period ended September 30, 2008 Granted	6,250,000	0.80
Adjustment to warrants issued in 2007 for the issuance of warrants in 2008	524,186	2.48
Exercised	—	—

Outstanding at September 30, 2008	17,524,186	$1.45

Exercisable at September 30, 2008	17,524,186	$1.45

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 8 — SHAREHOLDERS’ EQUITY (continued)
The following information applies to warrants outstanding at September 30, 2008:

Common
Stock	Exercise	Year of
Warrants	Price	Expiration

3,887,500	$1.50	2008
3,937,500	1.50	2009
75,000	1.50	2010
3,024,186	2.48	2012
350,000	2.80	2010
6,250,000	$0.80	2013

17,524,186

Outstanding warrants at September 30, 2008 have a weighted average remaining contractual life of 2.3 years.
Registration Rights
In connection with the Bilenia Agreement, the Company and CCCC entered into the Bilenia Registration Rights Agreement. In connection with the Atiam Merger Agreement, the Company and Shareholders also entered into a Registration Rights Agreement (the “Shareholder Registration Rights Agreement”). See Note 3 — Atiam Acquisition.
On April 22, 2008, the Commission declared effective the Company’s Registration Statement on Form SB-2 filed with the Commission on February 1, 2008 as amended.
In connection with the signing of the 2008 Purchase Agreement, the Company and the 2008 Investors also entered into a Registration Rights Agreement (the “2008 Registration Rights Agreement”). Under the terms of the 2008 Registration Rights Agreement, the Company agreed to prepare and file with the Commission, as soon as possible but in any event within 30 days following the later of (i) the date the Company is required to file with the Commission its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, or (ii) the date of the Registration Rights Agreement, a registration statement on Form S-1 (the “2008 Registration Statement”) covering the resale of the Shares and the Warrant Shares collectively, the “2008 Registrable Securities”). Subject to limited exceptions, the Company also agreed to use its reasonable best efforts to cause the 2008 Registration Statement to be declared effective under the Securities Act of 1933 as amended (the “Securities Act”) as soon as practicable but, in any event, no later than 90 days following the date of the 2008 Registration Rights Agreement (or 150 days following the date of the 2008 Registration Rights Agreement in the event the 2008 Registration Statement is subject to review by the Commission), and agreed to use its reasonable best efforts to keep the 2008 Registration Statement effective under the Securities Act until the date that all of the 2008 Registrable Securities covered by the 2008 Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(b)(i)) promulgated under the Securities Act. The 2008 Registration Rights Agreement also provides for payment of partial damages to the Investors under certain circumstances relating to failure to file or obtain or maintain effectiveness of the 2008 Registration Statement, subject to adjustment.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
Note 9 — CAPITAL LEASE OBLIGATIONS
The Company’s Atiam Business Segment has entered into several capital lease obligations to purchase equipment used for operations. The Company has the option to purchase the equipment at the end of the lease agreement for one dollar. The underlying assets and related depreciation were included in the appropriate fixed asset category, and related depreciation account.
Property and equipment includes the following amounts for leases that have been capitalized as of September 30, 2008:

	Useful Life (Years)

Computer equipment and software	3	$238,899

Phone System	3	15,011

		253,910

Less accumulated depreciation		(44,398)

		$209,512

Future minimum payments required under capital leases at September 30, 2008 are as follows:

2008	$21,808
2009	84,171
2010	83,813
2011	64,684
2012	23,965

Total future payments	278,441
Less amount representing interest	49,975

Present value of future minimum payments	228,466
Less current portion	60,869

Long-term portion	$167,597

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 10 — DEFINED CONTRIBUTION 401(k) PLAN
The Company implemented a 401(k) plan on January 1, 2007. Eligible employees contribute to the 401(k) Plan. Employees become eligible after attaining age 19 and after 6 months of employment with the Company. The employee may become a participant of the 401(k) plan on the first day of the month following the completion of the eligibility requirements. Effective January 1, 2007 the Company implemented an elective contribution to the Plan of 25% of the employee’s contribution up to 4% of the employee’s contribution (the “Contribution”). The Contributions are subject to a vesting schedule and become fully vested after one year of service, retirement, death or disability, whichever occurs first. The Company made contributions of $60,773 and $60,156 for the nine months ended September 30, 2008 and 2007.
NOTE 11 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES
Employment and Separation Agreements
On March 31, 2008, in connection with our March 2008 private placement and Mr. Clemens’ resignation as our Chief Executive Officer and appointment as Co-Chairman of our Board of Directors, Mr. Clemens’ amended and restated employment agreement was terminated effective upon his resignation on April 1, 2008. Also in connection with our March 2008 private placement, the Company and Mr. Clemens agreed to enter into a new employment agreement by April 15, 2008.
On March 31, 2008 following Mr. Clemens’ resignation as our Chief Executive Officer, Anthony R. Verdi, our Chief Financial Officer, was also appointed to the position of Chief Operating Officer, effective April 8, 2008. Mr. Verdi shall have the authority, as our Chief Operating Officer, to lead our company as the principal executive officer in the absence of a Chief Executive Officer and Mr. Verdi shall have such authority until we appoint a new Chief Executive Officer or until such time as our board of directors determines otherwise.
Mr. Verdi’s amended and restated employment agreement, as amended on March 31, 2008, provides for an initial term of one year with automatic successive one-year renewals unless we or Mr. Verdi gives the other party 60 days’ written notice prior to the end of the then current term. Mr. Verdi’s base salary is $225,000 per year.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 11 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
If we terminate Mr. Verdi’s employment for cause or Mr. Verdi terminates his employment agreement without good reason, Mr. Verdi will be entitled to receive (i) all accrued and unpaid salary and vacation pay through the date of termination and (ii) continued participation for one month in our benefit plans. Otherwise if we terminate Mr. Verdi’s employment or Mr. Verdi terminates his employment agreement for good reason including his permanent disability he will be entitled to receive 18 months’ base salary at the then current rate, payable in accordance with our usual practices, continued participation for 18 months in our benefit plans and payment, within a commercially reasonable time and on a prorated basis, of any bonus or other payments earned in connection with our bonus plan existing at the time of termination. In addition, if Mr. Verdi’s employment is terminated in accordance with the foregoing sentence within two months prior to, or 24 months following, a change in control (as described in the employment agreement), Mr. Verdi will be entitled to receive 18 months’ base salary at the then current rate upon the date of termination, regardless of our usual practices, and all stock options held by Mr. Verdi at the date of termination will immediately become 100% vested and all restrictions on such options will lapse.
If Mr. Verdi’s employment is terminated due to a permanent disability we may credit any such amounts against any proceeds paid to Mr. Verdi with respect to any disability policy maintained and paid for by us for Mr. Verdi’s benefit.
If Mr. Verdi dies during the term of his employment agreement, the employment agreement will automatically terminate and Mr. Verdi’s estate or beneficiaries will be entitled to receive (i) three months’ base salary at the then current rate, payable in a lump sum and (ii) continued participation for one year in our benefit plans.
Mr. Verdi was appointed to the Board on June 20, 2008.
Pursuant to a written employment agreement, which we amended on March 31, 2008, Mr. Charles Eissa serves as our President. Pursuant to his amended employment agreement, his annual base salary is $250,000 per year. He is entitled to receive such bonus compensation as a majority of the members of our board of directors may determine from time to time. Mr. Eissa’ s amended employment agreement is effective beginning on March 31, 2008 and expires on March 31, 2009, subject to automatic annual renewals.
In the event of Mr. Eissa’ s termination without cause or for good reason, he or his estate would receive his then current base annual salary, plus unpaid accrued employee benefits, which is primarily accrued vacation, plus the continuation of his employee benefits for a period of one year, less all applicable taxes. In the event of his voluntary termination, death or disability, he or his estate would receive unpaid accrued employee benefits, plus the continuation of his employee benefits for a period of 1 month, less all applicable taxes.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
Restricted Cash and Operating Leases
Effective during the first quarter of 2007, the letters of credit pertaining to the lease for our Florida office and our New York office were collateralized in the form of a money market account, which as of September 30, 2008 and December 31, 2007 had a balance of $1,150,000. This money market account is on deposit with the issuer of the letters of credit and is classified as restricted cash on the Company’s balance sheet. The terms of the money market account allow the Company to receive interest on the principal but prohibits the Company from withdrawing the principal for the life of the letters of credit.
NOTE 11 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
On March 7, 2006, the Company entered into a sublease for approximately 13,773 square feet of office space located on the 7th floor at 1120 Avenue of the Americas, New York, New York (“Sublease Agreement”). The initial term of the Sublease Agreement commences in March 2006, and terminates on December 31, 2010. The monthly rent increases every 12 months, starting at approximately $303,000 per annum plus a proportionate share of landlord’s building expenses and ending at approximately $341,000 per annum plus a proportionate share of landlord’s building expenses. In connection with the Sublease Agreement, the Company provided a $151,503 letter of credit to the landlord as a security deposit for the Company’s obligations under the sublease. On May 15, 2006 the Company received the landlord’s consent, dated April 18, 2006, to the Sublease Agreement. In March of 2008 the Company closed its sales office located in New York. On April 17, 2008 the Company entered into a sub-lease agreement with a third party (“2008 Sublease Agreement”) whereby the third party will sub-lease the Company’s New York office space for the balance of the Company’s Sublease Agreement and pay the Company sub-lease payments essentially equal to the Company’s costs under the Sublease Agreement. The terms of the 2008 Sublease Agreement required the Company to make certain leasehold improvements. The third party commenced paying sub-sublease payments to the Company in September 2008.
The Company leases certain real and personal property under non-cancelable operating leases. Rent expense was $1,380,529 and $1,145,172 for the nine months ended September 30, 2008 and 2007, respectively.
Litigation
On August 7, 2008, a former employee of the Company (the “Plaintiff”) filed a putative collective action in the United States District Court for the Southern District of Florida, case no. 08-CV-61254-Ungaro-Simonton, alleging that the Company and a co-defendant, who is an officer of the Company, unlawfully failed to pay overtime to its insurance sales agents in violation of the Fair Labor Standards Act (“FLSA”). Plaintiff purported to bring claims on behalf of a class of current and former insurance sales agents who were classified as non-exempt by the Company and compensated at an hourly rate, plus commissions (“Agents”). On October 16, 2008, the Court conditionally certified a collective action under the FLSA covering all Agents who worked for the Company within the last three years. Plaintiff and all Agents who opt to participate in the collective action seek payment from the Company of compensation for all overtime hours worked at the rate of one and one-half times their regular rate of pay, liquidated damages, attorneys’ fees, costs, and interest. The Plaintiff has filed a motion for summary judgment as to liability, which is pending before the Court. The Company believes that these claims are without merit and intends to vigorously defend the litigation.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 11 — RESTRICTED CASH, COMMITMENTS AND CONTINGENCIES (continued)
On August 28, 2008, a former employee of the Company (the “Plaintiff”) filed a national class action complaint in the Seventeenth Judicial Circuit of Florida, Broward County, case no. 062008 CA 042798 XXX CE, alleging that the Company breached a contract with employees by failing to provide certain commissions and/or bonuses. The complaint also contains claims for an accounting and for declaratory relief relating to the alleged compensation agreement. Plaintiff purports to bring these claims on behalf of a class of current and former insurance sales agents. Plaintiff seeks payment from the Company of all commissions allegedly owed to him and the putative class, triple damages, attorneys’ fees, costs, and interest. The Company filed a motion to dismiss the complaint, which is set for hearing on November 13, 2008. The Company believes that these claims are without merit and intends to vigorously defend the litigation.
License Agreement With Realtime Solutions Group
On May 31, 2006, the Company entered into a Software and Services Agreement (the “License Agreement”) with Realtime Solutions Group, L.L.C. (“Realtime”), under which Realtime granted the Company a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime Solutions Group’s Straight Through Processing software (“STP”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products.
As consideration for the grant of the rights and licenses under the License Agreement, the Company paid to Realtime a $10,000 nonrefundable cash deposit and upon delivery of the STP software and other materials the Company will pay a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with entering into the License Agreement, HBDC and Realtime entered into a Registration Rights Agreement that provides for piggyback registration rights for the to be issued shares.
The Company may unilaterally terminate the License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Realtime. The license rights in the software granted under the License Agreement survive any termination of the License Agreement in perpetuity.
As of September 30, 2008 the Company has not taken delivery of the STP software or issued Common Stock in connection with the License Agreement.
NOTE 12 — SEGMENT INFORMATION
The Company derives the results of the business segments directly from its internal management reporting system. The accounting policies the Company uses to derive business segment results are substantially the same as those the consolidated company uses. Business segment results are presented net of inter-segment amounts. Management measures the performance of each business segment based on several metrics, including earnings from operations. Management uses these results, in part, to evaluate the performance of, and to assign resources to, each of the business segments.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
NOTE 12 — SEGMENT INFORMATION (continued)
Selected operating results and total asset information for each business segment was as follows:

	For the Nine Months			For the Nine Months
	Ended September 30, 2008			Ended September 30, 2007
	Telesales	Atiam	Total	Telesales	Atiam	Total
Revenue	$14,460,846	$4,037,630	$18,498,476	$14,704,547	—	$14,704,547
Gain (loss) from operations	$(6,851,725)	$(497,807)	$(7,349,532)	$(9,724,265)	—	$(9,724,265)

	September 30, 2008			December 31, 2007
Total assets	$6,439,869	$3,724,019	$10,163,888	$12,492,537	3,802,117	$16,294,654
NOTE 13 — SUBSEQUENT EVENTS
Reduction in Staffing
In October of 2008 the Company reduced its sales and sales support staff in its Florida office. The Company terminated 51 employees, including 22 agents. Management believes these reductions will result in the reduced expenses in excess of reduced revenue.
Subleasing of Company Office Space
Effective October 2008 the Company subleased a total of 21,900 square feet of the Company’s Deerfield Beach office to two unrelated parties through January 31, 2010. The Company will receive fixed sublease rental revenue. As part of the sublease the Company will provide certain facility support services to both unrelated parties at contractually determined rates and provide access to the Company’s telephone and data center technology at contractually determined rates to one of the unrelated parties. Sublease rental income and fees for facility support services and access to the Company’s telephone and data center technology will be recognized as revenue as earned.
Shareholder Approval of the Amendment and Restatement of the 2008 Equity Compensation Plan
Effective October 2, 2008 our shareholders approved an amendment and restatement of the Health Benefits Direct Corporation 2008 Equity Compensation Plan (the “2008 Plan”) to (i) permit the grant of incentive stock options, (ii) provide our compensation committee with the flexibility to make grants that qualify as “qualified performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) reflect the merger of the Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan (the “2006 Plan”) with and into the 2008 Plan, (iv) amend the adjustment provision to make clarifying changes and (v) specify the maximum number of shares authorized for issuance under the 2008 Plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this Quarterly Report on Form 10-Q, including in the “Management’s Discussion and Analysis or Plan of Operation (“MD&A”) and elsewhere in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include, among others, statements addressing management’s views with respect to future financial and operating results and costs associated with the Company’s operations and other similar statements. Various factors, including competitive pressures, market interest rates, changes in insurance carrier mix, regulatory changes, customer and insurance carrier defaults or insolvencies, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, adverse resolution of any contract or other disputes with customers and insurance carriers, or the loss of one or more key insurance carrier relationships, could cause actual outcomes and results to differ materially from those described in forward-looking statements.
The words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. While we believe that we have a reasonable basis for each forward-looking statement contained in this Quarterly Report on Form 10-Q, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future about which we cannot be certain. Many factors, including general business and economic conditions and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, affect our ability to achieve our objectives. As a result of these factors, we cannot assure you that the forward-looking statements in this Quarterly Report on Form 10-Q will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.
We qualify all the forward-looking statements contained in this Form 10-Q by the foregoing cautionary statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
Health Benefits Direct Corporation (the “Company”, “we”, “us” or “our”) operates through two business segments.
The Telesales business segment (“Telesales”) specializes in the direct marketing of health and life insurance and related products to individuals and families. Telesales has developed proprietary technologies and processes to connect prospective insurance customers with Telesales’ agents and service personnel using an integrated on-line platform with call center follow up. Telesales employs licensed agents supported by tele-application, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. Telesales receives commission and other fees from the insurance companies for the sale of their products.
The Atiam business segment (“Atiam”) is a provider of comprehensive, web-based insurance administration software applications. Atiam’s flagship software product is InsPro, which was introduced in 2004. Atiam’s clients include insurance carriers and third party administrators. Atiam realizes revenue from the sale of software licenses, application service provider fees, software maintenance fees and consulting and implementation services.
CRITICAL ACCOUNTING POLICIES
Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “Commission”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the consolidated financial statements.
Use of Estimates — Management’s Discussion and Analysis or Plan of Operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets such as intangible assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets, revenue recognition and deferred compensation advances to employees. Actual results may differ from these estimates under different assumptions or conditions.

Our Telesales segment generates revenues primarily from the receipt of commissions paid to us by insurance companies based upon the insurance policies sold to consumers through our service. These revenues are in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue from the sale of primarily health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. We receive bonuses based upon individual criteria set by insurance companies. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us. Bonus revenues are typically higher in the fourth quarter of our fiscal year due to the bonus system used by many health insurance companies, which pay greater amounts based upon the achievement of certain levels of annual production. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company. We also generate revenue from the sale of leads to third parties. Such revenues are recognized when we receive notification from those sources of the revenue due to us. Our revenue recognition accounting policy has been applied to all periods presented in this report. The timing between when we submit a consumer’s application for insurance to the insurance company and when we generate revenues has varied over time. The type of insurance product, the insurance company’s premium billing and collection process, and the insurance company’s backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which will be influenced by many factors not under our control, will create fluctuations in our operating results and could affect our business, operating results and financial condition.
Our Atiam business segment offers InsPro on a licensed and an application service provider (“ASP”) basis. An InsPro software license entitles the purchaser a perpetual license to a copy of the InsPro software installed at a single client location, which may be used to drive a production and model office instance of the application. The ASP Hosting Service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access an instance of InsPro installed on Atiam owned servers located at Atiam’s offices or at a third party’s site.
Software maintenance fees apply to both licensed and ASP clients. Maintenance fees cover periodic updates to the application and the InsPro Help Desk.
Consulting and implementation services are generally associated with the implementation of an InsPro instance for either an ASP or licensed client, and cover such activity as InsPro installation, configuration, modification of InsPro functionality, client insurance plan set-up, client insurance document design, and system documentation.
The Company recognizes revenues in accordance with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). Revenue from software license agreements is recognized when persuasive evidence of an agreement exists, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. The Company considers fees relating to arrangements with payment terms extending beyond one year to not be fixed or determinable and revenue for these arrangements is recognized as payments become due from the customer. In software arrangements that include more than one InsPro module, the Company allocates the total arrangement fee among the modules based on the relative fair value of each of the modules.
License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance agreements is recognized ratably over the maintenance term and revenue allocated to training and other service elements is recognized as the services are performed.
The unearned portion of Atiam business segment revenue has been included in the consolidated balance sheet as a liability for unearned revenue.

Under the criteria set forth in SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.
We review the carrying value of property and equipment and intangible assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.
RESULTS OF OPERATIONS FOR THREE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2007
Results of Operations for the Telesales and Atiam Business Segments
On October 1, 2007, SCA was merged into HBDC Sub, which was subsequently renamed Atiam Technologies LLC and operates as our Atiam business segment. The results of our Atiam business segment have been included in our statement of operations as of October 1, 2007. SCA and Atiam’s results prior to October 1, 2007 have been excluded from our statement of operations.

Revenues
For the three months ended September 30, 2008 (“Third Quarter 2008”), we earned revenues of $5,716,019 compared to $5,048,139 for the three months ended September 30, 2007 (“Third Quarter 2007”), an increase of $667,880 or 13%. The reason for the increase in revenues is Atiam segment revenues. Telesales revenue declined due to decreased marketing and selling activity, which resulted in lower commission revenue from carriers and lower periodic bonuses from carriers. Revenues include the following:

	For the Three Months
	Ended September 30,
	2008	2007

Commission revenue from carriers excluding periodic bonuses and ISG	$3,759,924	$4,064,572
Periodic bonus revenue from carriers	12,341	340,864
ISG commission revenue	327,893	432,714
Lead sale revenue	103,798	209,989
Insurint technology fees	33,320	—
Sub-lease and other revenue	85,903	—

Telesales business segment	4,323,179	5,048,139

Consulting and implementation services	988,564	—
ASP revenue	287,276	—
Maintenance revenue	117,000	—

Atiam business segment	1,392,840	—

Total	$5,716,019	$5,048,139

•	In Third Quarter 2008 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $3,759,924 as compared to $4,064,572 in Third Quarter 2007. The primary reasons for the decrease in revenues are decreased marketing and selling activity, which resulted in lower commission revenue from carriers and lower periodic bonuses from carriers.
•	We had 66 licensed insurance agent employees at September 30, 2008 as compared to 111 at September 30, 2007 and 118 at December 31, 2007. In early March of 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 34 licensed sales agents and eliminated eight open licensed sales positions, which were vacated subsequent to December 31, 2007.
•	In Third Quarter 2008 we earned periodic bonuses from carriers of $12,341 as compared to $340,864 in Third Quarter 2007. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly we cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In Third Quarter 2008 we earned revenue of $327,893 relating to ISG as compared to $432,714 in Third Quarter 2007. ISG revenue declined as a result of both reduced new sales and the lapse of inforce business and reduced commission overrides earned on the Telesales segment on new and inforce business.

•	In Third Quarter 2008 we earned revenue of $103,798 relating to the sale of leads to third parties as compared to $209,989 in Third Quarter 2007. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reason for the decrease in lead sales revenue is a decrease in lead cost spending, which results in a reduced number of leads available for sale.

•	In Third Quarter 2008 we earned revenue of $33,320 relating to Insurint technology fees. The Company’s Insurint subsidiary provides a proprietary, professional-grade, web based agent portal to support and assist insurance agents in the business of marketing and selling health insurance and related products. Insurint’s technology fees commenced in Second Quarter 2008.

•	In Third Quarter 2008 we earned revenue of $85,903 relating to the sub-lease of a portion of our Florida office and our former New York sales office.

Total Operating Expenses
Our total operating expenses for Third Quarter 2008 was $7,365,342 as compared to $8,640,135 for Third Quarter 2007 for a decrease of $1,274,793 or 15% as compared to Third Quarter 2007. The primary reason for the decrease in operating expenses is the result of cost cutting initiatives in Telesales intended to increase our operating efficiency, which include closing our New York office and reducing the sales and support staff and lower lead costs in our Telesales segment. Total operating expenses consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007

Telesales business segment	$5,635,850	$8,640,135
Atiam business segment	1,729,492	—

Total	$7,365,342	$8,640,135

Telesales’ operating expenses consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007

Salaries, commission and related taxes	$3,142,958	$4,413,794
Lead, advertising and other marketing	834,335	2,177,789
Depreciation and amortization	449,346	518,098
Rent, utilities, telephone and communications	594,043	669,847
Professional fees	358,566	383,617
Other general and administrative	256,602	476,990

Total	$5,635,850	$8,640,135

•	In early March 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 47 employees and eliminated 16 open positions, which were vacated subsequent to December 31, 2007.

•	Lead, advertising and other marketing cost decreased as a result of reductions in sales staff and to a lesser extent marketing and sales efficiency improvements.

Atiam’s operating expenses consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007

Salaries, commission and related taxes	$905,448	$—
Lead, advertising and other marketing	3,963	—
Depreciation and amortization	178,875	—
Rent, utilities, telephone and communications	42,015	—
Professional fees	404,326	—
Other general and administrative	194,865	—

Total	$1,729,492	$—

Other income (expenses)
Loss on disposal of property and equipment of $92,374 was attributable to the sale of furniture and equipment, which was located at the Company’s former New York sales office.
Interest income was attributable to interest-bearing cash deposits resulting from the capital raised in private placements. The decrease in interest income is the result of a decline in interest rates and to a lesser extent a decline in cash balances.
Interest expense pertains to imputed interest on certain employee obligations.
Net loss
As a result of these factors discussed above, we reported a net loss of $1,739,012 or $0.04 loss per share in Third Quarter 2008 as compared to a net loss of $3,493,081 or $0.10 loss per share in Third Quarter 2007.

Results of Operations for Telesales Business Segment
Revenues
In Third Quarter 2008 we earned revenues of $4,323,179 compared to $5,048,139 for Third Quarter 2007, a decrease of $724,960 or 14%. The primary reasons for the decrease in revenues are decreased marketing and selling activity, which resulted in lower commission revenue from carriers and lower periodic bonuses from carriers. Revenues include the following:

	For the Three Months
	Ended September 30,
	2008	2007
Commission revenue from carriers excluding periodic bonuses and ISG	$3,759,924	$4,064,572
Periodic bonus revenue from carriers	12,341	340,864
ISG commission revenue	327,893	432,714
Lead sale revenue	103,798	209,989
Insurint technology fees	33,320	—
Sub-lease and other revenue	85,903	—

Total	$4,323,179	$5,048,139

•	In Third Quarter 2008 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $3,759,924 as compared to $4,064,572 in Third Quarter 2007.
•	We had 66 licensed insurance agent employees at September 30, 2008 as compared to 111 at September 30, 2007. In early March 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 34 licensed sales agents and eliminated eight open licensed sales positions, which were vacated subsequent to December 31, 2007.
•	In Third Quarter 2008 we earned periodic bonuses from carriers of $12,341 as compared to $340,864 in Third Quarter 2007. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly we cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In Third Quarter 2008 we earned revenue of $327,893 relating to ISG as compared to $432,714 in Third Quarter 2007. ISG revenue declined as a result of reduced new sales and the lapse of inforce business and reduced commission overrides earned on the Telesales segment on new and inforce business.

•	In Third Quarter 2008 we earned revenue of $103,798 relating to the sale of leads to third parties as compared to $209,989 in Third Quarter 2007. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reason for the decrease in lead sales revenue is a decrease in lead cost spending, which results in a reduced number of leads available for sale.

•	In Third Quarter 2008 we earned revenue of $33,320 relating to Insurint technology fees. The Company’s Insurint subsidiary provides a proprietary, professional-grade, web based agent portal to support and assist insurance agents in the business of marketing and selling health insurance and related products. Insurint’s technology fees commenced in Second Quarter 2008.

•	In Third Quarter 2008 we earned revenue of $85,903 relating to the sub-lease of a portion of our Florida office and our former New York sales office.
Total Operating Expenses
The Telesales segment’s total operating expenses for Third Quarter 2008 was $5,635,850 as compared to $8,640,135 for Third Quarter 2007 or a decrease of $3,004,285 or 35% as compared to Third Quarter 2007. Total operating expenses consisted of the following:
•	Salaries, commission and related taxes consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Salaries, wages and bonuses	$2,051,492	$2,806,818
Share based employee and director compensation	199,611	309,157
Commissions to employees	529,338	653,774
Commissions to non-employees	82,778	62,878
Employee benefits	70,180	104,321
Payroll taxes	159,518	221,448
Severance and other compensation	33,576	231,397
Directors’ compensation	16,465	24,001

Total	$3,142,958	$4,413,794

•	Salaries and wages were $2,051,492 in Third Quarter 2008 as compared to $2,806,818 in Third Quarter 2007, a decrease of $755,326 or 27%. This decrease is the result of the reduced personnel employed by the Telesales segment.
•	The Telesales segment had 153 employees at September 30, 2008 as compared to 263 at September 30, 2007.

•	In early March of 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 47 employees and eliminated 16 open positions, which were vacated subsequent to December 31, 2007.

•	Share based employee and director compensation expense was $199,611 in Third Quarter 2008 as compared to $309,157 in Third Quarter 2007. Share based employee and director compensation consists of stock option and restricted stock grants, which are valued at fair-value at the date of the grant and expensed over the stock option’s vesting period or the duration of employment, whichever is shorter.

•	Commissions to employees were $529,338 in Third Quarter 2008 as compared to $653,774 in Third Quarter 2007. This decrease was the result of a decrease in sales that resulted in lower sales commission expense.

•	Commissions to non employees were $82,778 in Third Quarter 2008 as compared to $62,878 in Third Quarter 2007. We pay commissions to non employee ISG agents.

•	Employee benefits expense was $70,180 in Third Quarter 2008 as compared to $104,321 in Third Quarter 2007. This decrease is the result of the reduced personnel employed by the Telesales segment. The Company’s employee benefit cost consists of the company paid portion of group medical, dental and life insurance coverage and partial Company matching of employee contributions to a 401(k) plan.

•	Payroll taxes expense was $159,518 in Third Quarter 2008 as compared to $221,448 in Third Quarter 2007. The decrease was the result of lower salaries, wages, bonuses and commissions to employees.
•	Lead, advertising and other marketing was $834,335 in Third Quarter 2008 as compared to $2,177,789 in Third Quarter 2007, a decrease of $1,343,454 or 62% due primarily to decrease in the number of licensed sales agents, which resulted in fewer leads purchased in Third Quarter 2008 compared to Third Quarter 2007.

•	Depreciation and amortization expense consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Amortization of intangibles acquired as a result of the ISG acquisition	$245,587	$302,515
Amortization of software and website development	55,797	49,543
Amortization of internet domain name	13,433	13,433
Depreciation expense	134,529	152,607

Total	$449,346	$518,098

•	In Third Quarter 2008 we incurred amortization expense of $245,587 as compared to $302,515 for the intangible assets acquired from ISG. The intangible assets acquired from ISG represent the value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.

•	In Third Quarter 2008 we incurred amortization expense of $55,797 compared to $49,543 in Third Quarter 2007 for software and website development.

•	In Third Quarter 2008 we incurred depreciation expense of $134,529 as compared to $152,607 in the Third Quarter 2007 period. The decrease pertains to the depreciation of fixed assets of the New York Office.
•	Rent, utilities, telephone and communications expenses consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Rent, utilities and other occupancy	$427,918	$469,427
Telephone and communications	166,125	200,420

Total	$594,043	$669,847

•	In Third Quarter 2008 we had decrease in rent, utilities and other occupancy as compared to Third Quarter 2007 as a result of lower utility and other occupancy costs.

•	In Third Quarter 2008 we had a decrease in telephone and communications expense as compared to Third Quarter 2007 due to the decrease in the number of sales agents.
•	In Third Quarter 2008 we incurred professional fees of $358,566 as compared to $383,617 in Third Quarter 2007. The decrease was primarily attributable to lower legal, technology outsourcing fees and recruiting costs.

•	Other general and administrative expenses consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Licensing and appointment fees	$72,342	$115,227
Travel and entertainment	18,126	83,993
Office expense	165,511	212,496
Other	623	65,274

Total	$256,602	$476,990

•	We incur licensing and appointment costs associated with the licensing of our employee insurance agents. The reduction in licensing cost is the result of the reduction in licensed employees.

•	In Third Quarter 2008 we had a decrease in travel and entertainment, office expense and other expenses as compared to Third Quarter 2007 due to the closing of the New York sales office.
Loss from operations
As a result of these factors described above, we reported a loss from operations of $1,312,671 in Third Quarter 2008 as compared to a loss from operations of $3,591,996 in Third Quarter 2007 in the Telesales business segment.

Results of Operations for the Atiam Business Segment
Revenues
For Third Quarter 2008 we earned revenues of $1,392,840, which consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007

Consulting and implementation services	$988,564	$—
ASP revenue	287,276	—
Maintenance revenue	117,000	—

Total	$1,392,840	$—

•	Consulting and implementation services are from six InsPro clients. Implementation services provided to these clients included assisting clients in setting up their insurance products in InsPro, providing modifications to InsPro’s functionality to support the client’s business, interfacing InsPro with the client’s other systems, automation of client correspondence to their customers and data conversion from the client’s existing systems to InsPro.

•	In Third Quarter 2008 we earned ASP revenue from five InsPro clients. ASP hosting service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access InsPro installed on Atiam owned servers located at Atiam’s offices or at a third party’s site.

•	In Third Quarter 2008 we earned maintenance revenues from four clients.
Total Operating Expenses
The Atiam business segment’s total operating expenses for the three months ended September 30, 2008 was $1,729,492 and consisted of the following:
•	Salaries, commission and related taxes consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Salaries, wages and bonuses	$807,806	$—
Employee benefits	49,413	—
Payroll taxes	48,229	—

Total	$905,448	$—

•	The Atiam business segment had 27 employees at September 30, 2008.

•	Effective in First Quarter 2008 Atiam business segment employees are covered by our employee benefit program.
•	Lead, advertising and other marketing was $3,963 in the Third Quarter 2008 and consisted of marketing and conference fees.

•	Depreciation and amortization expense consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Amortization of intangibles acquired as a result of the Atiam acquisition	$117,020	$—
Software development costs for external marketing	21,787
Depreciation expense	40,068	—

Total	$178,875	$—

•	In Third Quarter 2008 we incurred amortization expense of $117,020 for the intangible assets acquired from Atiam. The Atiam acquisition was effective October 1, 2007. Intangible assets acquired from Atiam were assigned the following values:
•	value of client contracts and relationships other than license with an assigned value of $1,089,223 amortized straight line over five years

•	value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years

•	employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years.
•	In Third Quarter 2008 we incurred amortization expense of $21,787 for software development cost for external marketing.

•	In Third Quarter 2008 we incurred rent, utilities, telephone and communications expense, which consisted of the following:

	For the Three Months
	Ended September 30,
	2008	2007
Rent, utilities and other occupancy	$26,601	$—
Telephone and communications	15,414	—

Total	$42,015	$—

•	In Third Quarter 2008 we incurred professional fees of $404,326 which pertains primarily to outsourced system development costs and to a lesser extent employee recruiting services.

•	In Third Quarter 2008 we incurred other general and administrative expenses, which consisted of the following:

	For the Three Months Ended
	September 30,
	2008	2007

Office expenses	$6,134	$—
Travel and entertainment	25,422	—
Computer processing, hardware, software and other	163,309	—

Total	$194,865	$—

•	We incur travel and entertainment expense in connection with marketing, sales and implementation of InsPro at client locations.

•	We incur computer processing fees associated with ASP hosting services. Atiam has a hosting services contract with a third party, which can be terminated with notice and payment of a termination fee. This third party provides Atiam with hosting services for our client’s ASP production and test environments.
Loss from operations
As a result of these factors discussed above, we reported a loss from operations of $336,652 in Third Quarter 2008 in the Atiam business segment.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2007
Revenues
For the nine months ended September 30, 2008 (“2008”), we earned revenues of $18,498,476 compared to $14,704,547 for the nine months ended September 30, 2007 (“2007”), an increase of $3,793,929 or 26%. The primary reason for the increase in revenues is Atiam segment revenues. Telesales segment revenues declined due to lower periodic bonus revenue from carriers, which was caused by lower marketing and selling activity. Revenues include the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Commission revenue from carriers excluding periodic bonuses and ISG	$12,633,531	$11,736,573
Periodic bonus revenue from carriers	94,798	853,477
ISG commission revenue	1,118,964	1,408,571
Lead sale revenue	391,293	705,926
Insurint technology fees	83,320	—
Sub-lease and other revenue	138,940	—

Telesales business segment	14,460,846	14,704,547

Consulting and implementation services	2,787,385	—
ASP revenue	829,245	—
Sales of software licenses	115,000	—
Maintenance revenue	306,000	—

Atiam business segment	4,037,630	—

Total	$18,498,476	$14,704,547

•	In 2008 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $12,633,531 as compared to $11,736,573 in 2007. Commission revenues increased as a result of higher sales activity in the first half of 2008 as compared to the first half of 2007.
•	We had 66 licensed insurance agent employees at September 30, 2008 as compared to 111 at September 30, 2007 and 118 at December 31, 2007. In early March 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 34 licensed sales agents and eliminated eight open licensed sales positions, which were vacated subsequent to December 31, 2007.
•	In 2008 we earned periodic bonuses from carriers of $94,798 as compared to $853,477 in 2007. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly we cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In 2008 we earned revenue of $1,118,964 relating to ISG as compared to $1,408,571 in 2007. ISG revenue declined as a result of reduced new sales and the lapse of inforce business and reduced commission overrides earned on the Telesales segment on new and inforce business.

•	In 2008 we earned revenues of $391,293 relating to the sale of leads to third parties as compared to $705,926 in 2007. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reason for the decrease in lead sales revenue is a decrease in lead cost spending, which results in a reduced number of leads available for sale.

•	In 2008 we earned revenues of $83,320 relating to Insurint technology fees. The Company’s Insurint subsidiary provides a proprietary, professional-grade, web based agent portal to support and assist insurance agents in the business of marketing and selling health insurance and related products. Insurint’s technology fees commenced in Second Quarter 2008.

•	In 2008 we earned revenue of $138,940 relating to the sub-lease of a portion of our Florida office and our former New York sales office.
Total Operating Expenses
Our total operating expenses in 2008 was $25,848,008 as compared to $24,428,812 for 2007 or an increase of $1,419,196 or 6% as compared to 2007. Total operating expenses consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Telesales business segment	$21,312,571	$24,428,812
Atiam business segment	4,535,437	—

Total	$25,848,008	$24,428,812

Telesales’ operating expenses consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Salaries, commission and related taxes	$11,461,666	$12,329,418
Lead, advertising and other marketing	3,895,305	5,973,442
Depreciation and amortization	1,491,215	1,631,182
Rent, utilities, telephone and communications	1,996,559	1,934,299
Professional fees	1,105,308	1,277,345
Loss on impairment of property and equipment	88,922	—
Loss on impairment of intangible asset	295,633	—
Other general and administrative	977,963	1,283,126

Total	$21,312,571	$24,428,812

•	Salaries, commissions and related taxes in 2008 included approximately $1.6 million of non-recurring charges pertaining to the departure of certain executives and a director, together with expenses related to the Company’s closing of its New York office.

•	During the first quarter of 2008 Telesales closed its sales office located in New York. As of March 31, 2008, we determined that all furniture and lease-hold improvements located at the New York sales office were impaired as a result of the office closure. During the first quarter of 2008 the Company recorded $88,922 expense to write-down the value of these assets to their net realizable value.

•	During the first quarter of 2008 we determined that the portion of license fee paid by Telesales for a commission system together with capitalized costs incurred to implement the commission system was impaired as a result of the absence of definitive plans to implement this system for internal use in Telesales. The Company recorded a $295,633 expense in the first quarter of 2008 to write-off the value of this asset.

Atiam’s operating expenses consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Salaries, commission and related taxes	$2,542,440	$—
Lead, advertising and other marketing	12,491	—
Depreciation and amortization	460,436	—
Rent, utilities, telephone and communications	141,178	—
Professional fees	854,692	—
Other general and administrative	524,200	—

Total	$4,535,437	$—

Other income (expenses)
Interest income was attributable to interest-bearing cash deposits resulting from the capital raised in private placements. The decrease in interest income is the result of a decline in interest rates and to a lesser extent a decline in cash balances.
Interest expense pertains to imputed interest on certain employee obligations.
Net loss
As a result of these factors described above, we reported a net loss of $7,402,697 or $0.19 loss per share in 2008 as compared to a net loss of $9,468,718 or $0.29 loss per share in 2007.

Results of Operations for Telesales Business Segment
Revenues
In 2008 we earned revenues of $14,460,846 compared to $14,704,547 in 2007, a decrease of $243,701or 2%. Telesales segment revenues declined due to lower periodic bonus revenue from carriers, which was caused by lower marketing and selling activity. Revenues include the following:

	For the Nine Months
	Ended September 30,
	2008	2007
Commission revenue from carriers excluding periodic bonuses and ISG	$12,633,531	$11,736,573
Periodic bonus revenue from carriers	94,798	853,477
ISG commission revenue	1,118,964	1,408,571
Lead sale revenue	391,293	705,926
Insurint technology fees	83,320	—
Sub-lease and other revenue	138,940	—

Total	$14,460,846	$14,704,547

•	In 2008 we earned commission revenue from carriers excluding periodic bonuses and ISG revenues of $12,633,531 as compared to $11,736,573 in 2007. Commission revenues increased as a result of higher sales activity in the first half of 2008 as compared to the first half of 2007.
•	We had 66 licensed insurance agent employees at September 30, 2008 as compared to 111 at September 30, 2007 and 118 at December 31, 2007. In early March 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 34 licensed sales agents and eliminated eight open licensed sales positions, which were vacated subsequent to December 31, 2007.
•	In 2008 we earned periodic bonuses from carriers of $94,798 as compared to $853,477 in 2007. The decline was due to lower marketing and selling activity. The Telesales segment receives bonuses from certain carriers, which are based primarily on the Telesales segment’s sales performance and criteria established by carriers and generally do not extend beyond the current calendar year. Accordingly we cannot determine what criteria, if any, may be offered by its carriers pertaining to bonuses beyond the current calendar year.

•	In 2008 we earned revenue of $1,118,964 relating to ISG as compared to $1,408,571 in 2007. ISG revenue declined as a result of reduced new sales and the lapse of inforce business and reduced commission overrides earned on the Telesales segment on new and inforce business.

•	In 2008 we earned revenues of $391,293 relating to the sale of leads to third parties as compared to $705,926 in 2007. We re-sell certain leads purchased in order to recoup a portion of our lead cost. The primary reason for the decrease in lead sales revenue is a decrease in lead cost spending, which results in a reduced number of leads available for sale.

•	In 2008 we earned revenues of $83,320 relating to Insurint technology fees. The Company’s Insurint subsidiary provides a proprietary, professional-grade, web based agent portal to support and assist insurance agents in the business of marketing and selling health insurance and related products. Insurint’s technology fees commenced in Second Quarter 2008.

•	In 2008 we earned revenue of $138,940 relating to the sub-lease of a portion of our Florida office and our former New York sales office
Total Operating Expenses
The Telesales segment’s total operating expenses in 2008 was $21,312,571 as compared to $24,428,812 in 2007 for a decrease of $3,116,241 or 13% as compared to 2007. Total operating expenses consisted of the following:
•	Salaries, commission and related taxes consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Salaries, wages and bonuses	$6,617,855	$7,571,207
Share based employee and director compensation	1,571,243	1,124,370
Commissions to employees	1,647,643	1,957,612
Commissions to non-employees	284,594	272,516
Employee benefits	263,586	322,528
Payroll taxes	608,910	683,293
Severance and other compensation	407,585	305,725
Directors’ compensation	60,250	92,167

Total	$11,461,666	$12,329,418

•	Salaries and wages were $6,617,855 in 2008 as compared to $7,571,207 in 2007, a decrease of $953,352 or 13%.
•	This decrease is the result of the reduced personnel employed by the Telesales segment.

•	The Telesales segment had 164 employees at September 30, 2008 as compared to 263 at September 30, 2007 and 253 at December 31, 2007.

•	In early March of 2008 we closed our New York sales office, which accounted for approximately 20% of the Company’s sales activity for the year ended December 31, 2007. We also reduced sales and sales support staff in our Florida office. Management believes the closure of the New York sales office and the other staff reductions in Florida will result in the reduced expenses in excess of reduced revenue. As a result of the closure, we terminated 47 employees and eliminated 16 open positions, which were vacated subsequent to December 31, 2007.
•	Share based employee and director compensation expense was $1,571,243 in 2008 as compared to $1,124,370 in 2007.
•	The increase in 2008 as compared to 2007 was the result of an option grant to Mr. Clemens and to a lesser extent stock granted to directors.

•	Share based employee and director compensation consists of stock option and restricted stock grants, which are valued at fair-value at the date of the grant and expensed over the stock option’s vesting period or the duration of employment, whichever is shorter.
•	Commissions to employees were $1,647,643 in 2008 as compared to $1,957,612 in 2007. This decrease was the result of a decrease in sales that resulted in lower sales commission expense.

•	Commissions to non employees were $284,594 in 2008 as compared to $272,516 in 2007. We pay commissions to non employee ISG agents.

•	Employee benefits expense was $263,586 in 2008 as compared to $322,528 in 2007. This decrease is the result of the reduced personnel employed by the Telesales segment. The Company’s employee benefit cost consists of the company paid portion of group medical, dental and life insurance coverage and partial Company matching of employee contributions to a 401(k) plan.

•	Payroll taxes expense was $608,910 in 2008 as compared to $683,293 in 2007. The decrease was the result of lower salaries, wages, bonuses and commissions to employees

•	Severance and other compensation expense was $407,585 in 2008 as compared to $305,725 in 2007.
•	Lead, advertising and other marketing was $3,895,305 in 2008 as compared to $5,973,442 in 2007, a decrease of $2,078,137 or 35% due to decrease in the number of leads purchased in 2008 compared to 2007.

•	Depreciation and amortization expense consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007
Amortization of intangibles acquired as a result of the ISG acquisition	$811,639	$966,425
Amortization of software and website development	142,383	186,040
Amortization of internet domain name	40,300	40,300
Depreciation expense	496,893	438,417

Total	$1,491,215	$1,631,182

•	In 2008 we incurred amortization expense of $811,639 as compared to $966,425 for the intangible assets acquired from ISG. The intangible assets acquired from ISG represent the value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,143 amortized over five years in proportion to expected future value and value of employment and non-compete agreement acquired with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.2 years.

•	In 2008 we incurred depreciation expense of $496,893 as compared to $438,417 in 2007. The increase pertains to the impairment of furniture and equipment located at the Company’s former New York sales office.

•	Rent, utilities, telephone and communications expenses consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Rent, utilities and other occupancy	$1,473,765	$1,348,518
Telephone and communications	522,794	585,781

Total	$1,996,559	$1,934,299

•	In 2008 we incurred professional fees of $1,105,308 as compared to $1,277,345 in 2007. The decrease was primarily attributable to lower legal fees, technology outsourcing fees and recruiting fees.

•	During the first quarter of 2008 Telesales closed its sales office located in New York. As of March 31, 2008, we determined that all furniture and lease-hold improvements located at the New York sales office were impaired as a result of the office closure. During the first quarter of 2008 the Company recorded $88,922 expense to write-down the value of these assets to their net realizable value.

•	During the first quarter of 2008 we determined that the portion of license fee paid by Telesales for a commission system together with capitalized costs incurred to implement the commission system was impaired as a result of the absence of definitive plans to implement this system for internal use in Telesales. The Company recorded a $295,633 expense in the first quarter of 2008 to write-off the value of this asset.

•	Other general and administrative expenses consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Licensing and appointment fees	$259,960	$325,832
Travel and entertainment	96,747	250,703
Office expense	501,370	579,678
Other	119,886	126,913

Total	$977,963	$1,283,126

•	We incur licensing and appointment costs associated with the licensing of our employee insurance agents. The reduction in licensing cost is the result of the reduction in licensed employees.

•	In 2008 we had a decrease in travel and entertainment and office expense as compared to 2007 due to the closing of the New York sales office.
Loss from operations
As a result of these factors described above, we reported a loss from operations of $6,851,725 in 2008 as compared to a loss from operations of $9,724,265 in 2007 in the Telesales business segment.

Results of Operations for the Atiam Business Segment
Revenues
For 2008 we earned revenues of $4,037,630, which consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Consulting and implementation services	$2,787,385	$—
ASP revenue	829,245	—
Sales of software licenses	115,000	—
Maintenance revenue	306,000	—

Total	$4,037,630	$—

In 2008, we earned revenues from seven clients as follows:

	For the Nine Months
	Ended September 30,
	2008	2007

Client 1	$1,937,093	$—
Client 2	562,562	—
Client 3	501,944	—
Client 4	478,138	—
Clients 5, 6, 7	557,893	—

	$4,037,630	$—

•	Consulting and implementation services are from seven InsPro clients. Implementation services provided to these clients included assisting clients in setting up their insurance products in InsPro, providing modifications to InsPro’s functionality to support the client’s business, interfacing InsPro with the client’s other systems, automation of client correspondence to their customers and data conversion from the client’s existing systems to InsPro.

•	In 2008 we earned ASP revenue from five InsPro clients. ASP hosting service enables a client to lease the InsPro software, paying only for that capacity required to support their business. ASP clients access InsPro installed on Atiam owned servers located at Atiam’s offices or at a third party’s site.

•	In 2008 we earned software license revenue from a single InsPro client.

•	In 2008 we earned maintenance revenues from four clients.

Total Operating Expenses
The Atiam business segment’s total operating expenses in 2008 was $4,535,437 and consisted of the following:
•	Salaries, commission and related taxes consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Salaries, wages and bonuses	$2,241,136	$—
Employee benefits	141,103	—
Payroll taxes	160,201	—

Total	$2,542,440	$—

•	The Atiam business segment had 27 employees at September 30, 2008.
•	Lead, advertising and other marketing was $12,491 in 2008 and consisted of marketing and conference fees.

•	Depreciation and amortization expense consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Amortization of intangibles acquired as a result of the Atiam acquisition	$351,061	$—
Software development costs for external marketing	21,787
Depreciation expense	87,588	—

Total	$460,436	$—

•	In 2008 we incurred amortization expense of $351,061 for the intangible assets acquired from Atiam. The Atiam acquisition was effective October 1, 2007. Intangible assets acquired from Atiam were assigned the following values:
•	value of client contracts and relationships other than license with an assigned value of $1,089,223 amortized straight line over five years

•	value of purchased software for sale and licensing value with an assigned value of $644,449 amortized straight line over five years

•	employment and non-compete agreements acquired with an assigned value of $364,000 amortized straight line over three years.
•	In 2008 we incurred amortization expense of $21,787 for software development cost for external marketing.

•	In 2008 we incurred rent, utilities, telephone and communications expense, which consisted of the following:

	For the Nine Months Ended
	September 30,
	2008	2007
Rent, utilities and other occupancy	$93,618	$—
Telephone and communications	47,560	—

Total	$141,178	$—

•	In 2008 we incurred professional fees of $854,692 which pertains primarily to outsourced system development costs and to a lesser extent employee recruiting services.

•	In 2008 we incurred other general and administrative expenses, which consisted of the following:

	For the Nine Months
	Ended September 30,
	2008	2007

Office expenses	$18,341	$—
Travel and entertainment	92,757	—
Computer processing, hardware, software and other	413,102	—

Total	$524,200	$—

•	We incur travel and entertainment expense in connection with marketing, sales and implementation of InsPro at client locations.

•	We incur computer processing fees associated with ASP hosting services. Atiam has a hosting services contract with a third party, which can be terminated with notice and payment of a termination fee. This third party provides Atiam with hosting services for our client’s ASP production and test environments.

Loss From Operations
As a result of these factors described above, we reported a loss from operations of $497,807 in 2008 in the Atiam business segment.
LIQUIDITY AND CAPITAL RESOURCES
At September 30, 2008, we had a cash balance of $2,329,206 and working capital of $(2,528,168).
On March 31, 2008, we entered into a Securities Purchase Agreements (the “2008 Purchase Agreements”) with certain institutional investors (collectively, the “2008 Investors”) and completed a private placement (the “2008 Private Placement”) of an aggregate of 6,250,000 shares of our Common Stock and warrants to purchase 6,250,000 shares of our Common Stock. Pursuant to the 2008 Purchase Agreement we sold investment units (each, a “2008 Unit”) at a per Unit purchase price equal to $0.80. Each 2008 Unit sold in the 2008 Private Placement consisted of one share of Common Stock and a Warrant to purchase one share of Common Stock at an initial exercise price of $0.80 per share, subject to adjustment (the “2008 Warrant”). The gross proceeds from the 2008 Private Placement were $5,000,000 and we incurred $45,238 of legal and other expenses in connection with the 2008 Private Placement. We intend to use the net proceeds of the Private Placement for working capital purposes.
At September 30, 2008, we had a restricted cash balance of $1,150,000, which represents money market account balances with a restricted balance pertaining to two letters of credit for the benefit of the landlords of the Company’s Florida and New York offices. The money market accounts are on deposit with the issuer of the letters of credit. The Company receives the interest on the money market accounts.
Net cash used by operations was $7,883,461 in 2008 as compared to net cash used by operations of $3,146,279 in 2007. In 2008 we used cash to fund our net loss of $7,402,701 and:
•	Decreases in unearned commission advances of $4,233,668 relating to decreased commission payments from certain of the Company’s insurance carriers that advance the Company future commission revenue. The Company has agreements with certain of its insurance carriers whereby the Company’s insurance carriers advance the Company first year premium commissions before the commissions are earned. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. Unearned commission advances are recognized as commission revenue after we receive notice that the insurance company has received payment of the related premium. In the event that the insurance company does not receive payment of the related premium pertaining to a commission advance the insurance company generally deducts the unearned commission advance from its commission payments to the Company. These advance agreements represent a material source of cash to fund the Company’s operations. The Company’s advance agreement with its largest insurance carrier is contractually limited to a maximum of $9,000,000, can be terminated by either party at any time, and in the event of termination the Company’s outstanding advance balance (including interest, if any) can be called by the insurance carrier with seven days written notice. As of September 30, 2008 the Company’s outstanding advance balance with this carrier was $3,427,075. The Company’s advance agreement with its second largest insurance carrier allows the insurance carrier to terminate future advances and convert the outstanding advance balance into a promissory note, which if not repaid within 30 days, would incur interest expense. As of September 30, 2008 the Company’s outstanding advance balance with this carrier was $388,793. During the third quarter of 2007, the Company began receiving advances of first year premium commissions before the commissions are earned from its third largest insurance carrier. Effective October 1, 2008 this carrier amended its commisison advance agreement with the Company whereby the Company will receive advances on policies issued and effective on or after October 1, 2008. However the insurance carrier will deduct the unearned commission advance balance as of September 30, 2008, which was $243,462, from its commission payments to the Company during the fourth quarter of 2008.

•	Payment of $157,288 of income tax liabilities assumed as a result of our acquisition of Atiam in 2007.

•	Decreases in accounts payable of $778,329 in 2008, which is primarily the result of the payment of lead and marketing costs.

•	Decreases in accounts receivable of $488,494 in 2008, which is the result of decreased commission payments from certain of the Company’s insurance carriers that advance the Company future commission revenue.
In addition to cash used in operating activities we incurred $4,063,674 of non cash expenses and impairments in 2008, which were included in our net loss, including:
•	Recorded stock-based compensation and consulting expense of $1,571,243 and $1,144,845 in 2008 and 2007, respectively.

•	Recorded depreciation and amortization expense of $1,951,701 and $1,631,182 in 2008 and 2007, respectively.

•	We recorded $88,922 and $92,374 of expense pertaining to furniture and lease-hold improvements located at our former New York sales office.

•	We recorded $295,633 of expense in 2008 to write-off the value of license fee and capitalized costs incurred to implement a commission system.
Net cash used by investing activities in 2008 was $674,199 as compared to $1,045,022 in 2007. Investing activities pertain to internal development of software for internal and external use and the purchase of property and equipment supporting current and future operations.
Net cash provided by financing activities in 2008 was $5,099,481 as compared to $10,748,510 in 2007.
•	In first quarter 2008 we completed a private placement with certain institutional accredited investors and issued 6,250,000 shares of our common stock and warrants to purchase 6,250,000 shares of our Common Stock. Our gross proceeds were $5,000,000 and we incurred $70,238 of legal and other expenses in connection with the 2008 Private Placement.

•	In first quarter 2007 we completed a private placement with certain institutional and individual accredited investors and issued 5,000,000 shares of our Common Stock, par value $0.001 per share and warrants to purchase 2,500,000 shares of our Common Stock. Gross proceeds were $11,250,000 and placement and other fees paid in connection with the 2007 private placement were $895,240.

•	In 2008 the Company’s Atiam business segment has entered into several capital lease obligations to purchase equipment used for operations.
Liquidity Considerations
During the nine months ended September 30, 2008 the Company used $7,883,461 of cash to fund operations and $674,199 of cash to fund investing activities. As of September 30, 2008 the Company has funded its operating activities from the proceeds of the sale of its common stock; however, based on our most recent financial projections, we believe that our current level of liquid assets and our expected cash flows from operations may not be sufficient to finance our operations and financial commitments in the future. As a result, we have begun to reduce and expect to further reduce our cost structure. For example, during the first quarter of 2008 the Company closed its former New York sales office and reduced staffing at this office and its Florida office in order to reduce expenses and our negative cash flow. During the third quarter of 2008 the Company sub-leased its former New York office and began receiving sub-lease rental revenue, which will offset the lease occupancy costs of the New York office. Subsequent to September 30, 2008 the Company further reduced its staffing and subleased a portion of its Florida office to further reduce our expenses and negative cash flow however we anticipate that we will continue to use cash to fund operations for the foreseeable future.
In the near term, we expect to either seek additional financing or explore other strategic alternatives for the business. While we have been successful in raising equity capital in the past, there is no assurance that we will be successful in the future. Although we believe that opportunities exist for us to raise capital, no assurances can be given that we will be able to raise sufficient capital to both fund working capital and repay our obligations as they become due. In addition, should we successfully raise capital, such a financing is likely to be highly dilutive to current shareholders and there is no assurance that financing options will be available at or near our current share price or at levels achieved in previous financings. Should we prove unsuccessful in raising additional capital, we may be unable to fund our financial obligations, both short-term and long-term.
Off-Balance Sheet Arrangements
We do not currently have any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet or other contractually narrow or limited purposes.
The letters of credit pertaining to the lease for our Florida office and our New York office were collateralized in the form of a money market account, which as of September 30, 2008, had a balance of $1,150,000. This money market account is on deposit with the issuer of the letters of credit and is classified as restricted cash on our balance sheet. The terms of the money market account allow us to receive interest on the principal but prohibits us from withdrawing the principal for the life of the letters of credit.
License Agreement With Realtime Solutions Group
On May 31, 2006, we entered into a Software and Services Agreement (the “License Agreement”) with Realtime Solutions Group, L.L.C. (“Realtime”), under which Realtime granted us a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime Solutions Group’s Straight Through Processing software (“STP”) and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products.
As consideration for the grant of the rights and licenses under the License Agreement, we paid to Realtime a $10,000 nonrefundable cash deposit and upon delivery of the STP software and other materials we will pay a license fee in the form of 216,612 unregistered shares of our common stock. Concurrent with entering into the License Agreement, HBDC and Realtime entered into a Registration Rights Agreement that provides for piggyback registration rights for the to be issued shares.
The Company may unilaterally terminate the License Agreement, with or without cause, at any time on 30 calendar day prior written notice to Realtime. The license rights in the software granted under the License Agreement survive any termination of the License Agreement in perpetuity.
As of September 30, 2007 the Company has not taken delivery of the STP software or issued Common Stock in connection with the License Agreement.

Item 4T. Controls and Procedures
(a) Evaluation of Disclosure Controls and Procedures.
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Under the supervision of our Chief Executive Officer and Chief Financial Officer, our management conducted an assessment of the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this report. Based on the results of such assessment, management have concluded that the our disclosure controls and procedures as of the end of the period covered by this report have been designed and are functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and is accumulated and communicated to management, including our principal executive and principal financial officers, or person performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
     A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.
(b) Change in Internal Control over Financial Reporting.
     There have not been any changes in our internal control over financial reporting during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II.
OTHER INFORMATION
Item 1. Legal Proceedings
     We are involved in various investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion, will harm our business. We cannot assure that we will prevail in any litigation. Regardless of the outcome, any litigation may require us to incur significant litigation expense and may result in significant diversion of our attention.
Item 6. Exhibits

Exhibit No.	Description

31.1	Chief Executive Officer’s Rule 13a-14(a)/15d-14(a) Certification *
31.2	Chief Financial Officer’s Rule 13a-14(a)/15d-14(a) Certification *
32.1	Chief Executive Officer’s Section 1350 Certification †
32.2	Chief Financial Officer’s Section 1350 Certification †

*	Filed herewith.

†	Furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 19, 2008	HEALTH BENEFITS DIRECT CORPORATION
	By:	/s/ ANTHONY R. VERDI
Anthony R. Verdi
Chief Financial Officer and Chief Operating Officer (Principal Executive and Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

31.1	Principal Executive Officer’s Rule 13a-14(a)/15d-14(a) Certification *
31.2	Chief Financial Officer’s Rule 13a-14(a)/15d-14(a) Certification *
32.1	Principal Executive Officer’s Section 1350 Certification †
32.2	Chief Financial Officer’s Section 1350 Certification †

*	Filed herewith.

†	Furnished herewith.